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                                   EXHIBIT 99.15

                            WARRANT ISSUED TO MR. BROOKS


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                            AMENDED AND RESTATED WARRANT

                          FOR THE PURCHASE OF COMMON STOCK
                                    NO PAR VALUE

                                  QRS CORPORATION

                            VOID AFTER SEPTEMBER 30, 1999

     THIS CERTIFIES THAT, for value received, STEVEN D. BROOKS or his assigns (the "Holder") is entitled, in accordance with the terms and conditions hereinafter set forth, to purchase, at the price of Two Dollars and Fifty Cents ($2.50) per share (the "Exercise Price"), Ten Thousand (10,000) shares of common stock, no par value (the "Common Stock"), of QRS CORPORATION, a Delaware corporation (hereafter called the "Company"), and to receive a certificate or certificates for the shares of Common Stock so purchased, upon presentation and surrender of this Warrant, at the office of the Company, at 1400 Marina Way South, Richmond, California 94804, together with the purchase price of the shares so purchased. The number, character and Exercise Price of such shares of Common Stock are subject to adjustment as provided below.

     1. RESERVATION OF SHARES. The Company shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient for purchase pursuant to this Warrant. All shares which may be issued upon the exercise of this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and be free from all taxes, liens and charges in respect of the issuance thereof.

     2. TERM. The Warrant shall be exercisable at the option of the Holder in whole at any time or in part from time to time, on or before September 30, 1999, and shall be void thereafter. In case of the purchase of less than all shares purchasable under this Warrant, the Company shall cancel this Warrant upon surrender hereof and provided the unexercised portion has not expired as provided above, shall execute and deliver a new Warrant of like tenor and date for the balance of the shares purchasable hereunder.

     3. EXERCISE. This Warrant may be exercised by Holder during the term hereof by the surrender of this Warrant and


THIS WARRANT HAS BEEN AMENDED AND RESTATED THIS 14TH DAY OF MAY 1999 TO REFLECT FOUR-FOR-ONE SPLIT OF THE COMMON STOCK AND THE EXTENSION OF THE WARRANT EXPIRATION DATE AUTHORIZED AND APPROVED BY QRS CORPORATION ON DECEMBER 13, 1997.


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delivery of the Notice of Exercise attached hereto specifying the number of shares to be purchased, the total purchase price and the amount of such purchase price, if any, to be paid by Holder in shares of the Company's Common Stock held for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes, accompanied by a check to the order of the Company in payment of any cash portion of such price. The "fair market value" of any shares of the Company's Common Stock delivered in payment of the purchase price shall be determined: (i) if the shares are then publicly traded (as defined below), as of the day of the delivery to the Company of the Notice of Exercise (or, if such day is not a trading day in the U.S. securities markets, on the nearest preceding trading day), on the basis of the closing price therefor as reported with respect to the market (or the composite of the markets, if more than one) in which such shares are then traded, or if no such closing prices are reported, the lowest independent offer quotation reported therefor in Level 2 of NASDAQ, or if no such quotations are reported on the basis of the most nearly comparable valuation method acceptable to the Company and the Holder, and (ii) if the shares are not then publicly traded, as of the day of the delivery to the Company of the Notice of Exercise, on the basis of the fair value thereof at the time of such issue, as determined in good faith by the Company's Board of Directors. For purposes of this paragraph, "publicly traded" shares are those which are listed or admitted to unlisted trading privileges on a national securities exchange or as to which sales or bid and offer quotations are reported in the automated quotation system ("NASDAQ") operated by the National Association of Securities Dealers, Inc. ("NASD").

          4. NO VOTING RIGHTS. This Warrant shall not entitle the Holder to any voting rights or other rights whatsoever except the rights herein expressed, and no dividend or interest shall be payable or accrue in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder except to the extent that this Warrant shall be exercised and as provided in Section 7 hereof.

          5. SECURITIES LAW COMPLIANCE. The shares to be issued upon the exercise of this Warrant will be registered on a Form S-8 Registration Statement under the Securities Act of 1933, as amended (the "Act").

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          6. TRANSFERABILITY. This Warrant shall not be transferable or assignable by the Holder except by will or the laws of descent and distribution following the Holder's death. During the Holder's lifetime, this Warrant may only be exercised by the Holder.

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          7. ADJUSTMENTS. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

          (a) ADJUSTMENTS TO EXERCISE PRICE FOR CERTAIN DILUTING ISSUES.

               (i) SPECIAL DEFINITIONS.

               For purposes of this Warrant, the following definitions shall apply:

                    (1) "Shares" and "Common Stock" shall mean the fully paid and non-assessable shares of the Common Stock of the Company and any other class of Common Stock hereafter authorized by the Company.

                    (2) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire any shares of any class of Common Stock or Convertible Securities.

                    (3) "Original Issue Date" shall mean the date hereof.

                    (4) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for any shares of any class of Common Stock.

                    (5) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 7(a)(iii) hereof, deemed to be issued) by the Company after the Original Issue Date (for which adjustment of the Exercise Price is not otherwise made pursuant to this
Section 7) to persons other than (i) Holder, affiliates of Holder or persons controlled by, under common control with or controlling Holder or (ii) officers, directors or employees of, or consultants to, the Company pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors, but not exceeding 117,129 shares of Common Stock (net of any repurchases of such shares or cancellations or expirations of options), subject to adjustment for all subdivisions and combinations.

               (ii) NO ADJUSTMENT OF EXERCISE PRICE. Notwithstanding any provision herein to the contrary, no adjustment in the Exercise Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 7(a)(v) hereof) for an Additional Share of Common Stock issued or deemed issued by the Company is less than the Exercise Price in effect on the date of, and immediately prior to, such issue.

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               (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In
the event the Company, at any time after the Original Issue Date, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exercise of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed issued:

                    (1) no further adjustments in the Exercise Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or decrease or increase in the number of shares of Common Stock issuable upon the exercise of conversion thereof, the Exercise Price computed on the original issue thereof (or upon the occurrence of the record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Exercise Price shall affect Common Stock previously issued upon exercise of this Warrant);

                    (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Exercise Price computed on the original issue thereof (or upon the occurrence of the record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such expiration, be recomputed as if:

                       (A) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the

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Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

                       (B) in the case of Options for convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 7) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Exercise Price to an amount which exceeds the lower of (a) the Exercise Price on the original adjustment date, or (b) the Exercise Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                    (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Exercise Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

               (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Company, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(a)(iii)) without consideration or for a consideration per share less than the Exercise Price in effect immediately prior to such issue, then and in such event, the Exercise Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Exercise Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional

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Shares of Common Stock so issued. For purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if this Warrant and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding Options had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to this Warrant or such Convertible Securities or Options solely as a result of the adjustment of the respective Exercise Prices (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

               (v) DETERMINATION OF CONSIDERATION. For purposes of this
Section 6(a), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (1) CASH AND PROPERTY. Such consideration shall:

                         (A) insofar as it consists of cash, be computed at
the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                         (B) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                         (C) in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                    (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 7(a)(iii), relating to Options and Convertible Securities shall be determined by dividing:

                       (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation

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upon the exercise of such Options or the conversion or exchange of such
Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                         (B) the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

          (b) MERGER, SALE OF ASSETS, ETC. If at any time while this Warrant is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, (iii) a sale or transfer of the Company's properties or assets as, or substantially as, an entirety to any other person, or (iv) a sale or transfer of the properties or assets of any division of the Company as, or substantially as, an operating entirety to any other person, THEN, as part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities of the successor corporation or property (including cash) resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer of this Warrant had been exercised immediately before prior thereto, all subject to further adjustments as provided in this Section 6. The foregoing provisions shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per share consideration payable to Holder in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the

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provisions of this Warrant shall be applicable after the event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon the exercise of this Warrant.

          (c) RECLASSIFICATION. ETC. If the Company, at any time while this Warrant remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to such purchase rights immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 7.

          (d) SPLIT, SUBDIVISION OR COMBINATION OF SHARES. If the Company, at any time while this Warrant remains outstanding and unexpired, shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

          (e) DIVIDENDS IN STOCK OR OTHER SECURITIES OR PROPERTY. If while this Warrant remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each such case, the Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 7.

          (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment pursuant to this Section 7, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the

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Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request of the Holder and at the expense of the Holder, furnish or cause to be furnished to it a like certificate setting forth (i) such adjustments and readjustments, (ii) the number of shares of Common Stock then deliverable upon exercise of this Warrant, and (iii) the amount, if any, of other property which at the time would be received upon exercise hereof.

          (g) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issuable upon the exercise of this Warrant. If the Holder exercising this Warrant in full would otherwise be entitled to a fractional share of Common Stock, in lieu of any such fractional share, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

          (h) LIMITATION OF ADJUSTMENTS. Notwithstanding the foregoing, the Company shall not be required to give effect to any adjustments under this Section unless and until the net effect of one or more adjustments not theretofore given effect, determined as provided in this Section, shall result in a change of the Exercise Price of 5% or more. When the cumulative effect of more than one adjustment so determined but not theretofore given effect shall be to change the Exercise Price by at least 5%, such adjustments shall thereupon be made.

          (i) NO IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

          9. GENERAL.

          (a) INITIAL PUBLIC OFFERING. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, including the Company's initial public offering, the Holder shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any shares purchased under this Warrant without the prior written consent of the Company or its underwriters. Such limitations shall be in effect for such period of time from and after the effective

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date of the final prospectus for such offering as may be requested by the
Company or such underwriters; PROVIDED, however, that in no event shall such period exceed one hundred-eighty (180) days. The limitations of this paragraph 12 shall in all events terminate two (2) years after the effective date of the Company's initial public offering. The Holder of this Warrant shall be subject to the market stand-off provisions of this paragraph 9 PROVIDED AND ONLY IF the officers and directors of the Company are also subject to similar arrangements. In order to enforce the limitations of this paragraph 12, the Company may impose stop-transfer instructions with respect to the shares purchased under this Warrant until the end of the applicable stand-off period.

          (b) BINDING EFFECT. This Warrant shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

          (c) INTEGRATED AGREEMENT. This Warrant constitutes the entire understanding and agreement of the Holder and the Company with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations, or warranties among the Holder and the Company other than those as set forth or provided for herein. To the extent contemplated herein, the provisions of this Warrant shall survive any exercise of the Warrant and shall remain in full force and effect.

          (d) APPLICABLE LAW. This Warrant shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

          (e) NOTICES. All notices required pursuant to this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail, first-class and registered or certified, postage prepaid and addressed to the party entitled to such notice at the following address:

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               If addressed to the Company,

               1400 Marina Way South
               Richmond, CA 94804

               If addressed to the Holder,

               3049 South Perry Park Road
               Sedalia, Colorado 80135

Either party may change the address applicable to it by ten (10) days advance written notice to the other party.

          IN WITNESS WHEREOF, the Company has caused this amended and restated Warrant to be executed by its proper officer thereunto duly authorized and the Company's corporate seal to be hereunto affixed this 14th day of May, 1999.

                             QRS CORPORATION

                             By /s/ Peter R. Johnson
                               ------------------------------
                               Title: Chairman


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